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                                   EXHIBIT 11


            FIDELITY  NATIONAL  FINANCIAL,  INC.  AND  SUBSIDIARIES
                 COMPUTATION  OF  PRIMARY  AND  FULLY  DILUTED
                               EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                     Three months ended        Six months ended
                                                          June 30,                 June 30,
                                                   ----------------------    --------------------
                                                    1995(1)        1994       1995(2)      1994
                                                   --------      --------    --------    --------
                                                        (Unaudited)             (Unaudited)
Earnings (loss) before
 extraordinary item                                $ 1,021       $ 4,163     $(1,427)    $10,968
Extraordinary item -- loss
 on early retirement of Senior
 Notes, net of applicable income
 tax benefit of $437                                   --             --        (813)          --
                                                   -------       -------     -------      -------
Primary earnings (loss)                              1,021         4,163      (2,240)      10,968
Add:  Amortization of original
 issue discount and debt issuance
 costs, net of income tax effect,
 applicable to LYONs                                   --            997          --        1,504
                                                   -------       -------     -------      -------
Fully diluted earnings (loss)                      $ 1,021       $ 5,160     $(2,240)     $12,472
                                                   =======       =======     =======      =======

Weighted average shares outstanding
 during the period                                  11,405        15,324      11,665       15,323
Common stock equivalent
 shares - primary                                      417           423          --          498
                                                   -------       -------     -------      -------
Common and common stock equivalent
 shares for purpose of calculating
 primary earnings (loss) per share                  11,822        15,747      11,665       15,821
Incremental shares to reflect
 full dilution                                          --         4,395          --        3,334
                                                   -------       -------     -------      -------
Total shares for purpose of
 calculating fully diluted earnings
 (loss) per share                                   11,822        20,142      11,665       19,155
                                                   =======       =======     =======      =======

Primary earnings (loss) per share
 before extraordinary item                         $   .09       $   .26     $  (.12)     $   .69

Extraordinary item, loss on early
 retirement of Senior Debt,
 net of income tax benefit                              --            --        (.07)          --
                                                   -------       -------     -------      -------

Primary earnings (loss) per share                  $   .09       $   .26     $  (.19)     $   .69
                                                   =======       =======     =======      =======

Fully diluted earnings
 (loss) per share                                  $   .09       $   .26     $  (.19)     $   .65
                                                   =======       =======     =======      =======


(1) The impact of the assumed conversion of fully dilutive securities is antidilutive, and is therefore excluded from the computation.
(2) The impact of the assumed conversion of dilutive securities is antidilutive, and is therefore excluded from the computation.





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